Exhibit 10.1
AMENDMENT TO
EXECUTIVE EMPLOYMENT AGREEMENT
Pursuant to Section 10(f) of the executive employment agreement (the “Agreement”) dated January 7, 2009 by and between Arbitron, Inc., a Delaware corporation (the “Company”) and Michael P. Skarzynski, an individual (the “Executive”) (collectively, the “Parties”), the Parties hereby adopt the following amendments to the Agreement (the “Amendment”), to be effective as of the date specified below. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Agreement. All other terms and conditions of the Agreement that are not modified below shall continue to remain in full force and effect.
1.	Section 4(d) of the Agreement is restated in its entirety to read as follows:

Relocation Expenses and Temporary Living Expenses. The Company directs you to work at its Columbia, Maryland headquarters and will assist in relocation expenses. You agree that you will use best efforts to relocate your primary residence during the 2009 calendar year. Providing that you relocate to a residence in proximity to Columbia, Maryland, the Company will provide to you a relocation expense allowance of $250,000 less the amount the Company provided you from the Effective Date of the Agreement through the date of this Amendment, which allowance may be paid in one or more installments after the Effective Date and on or before December 31, 2009. The Parties intend for this relocation expense allowance to be used to defray the expenses you incur during the course of your relocation including but not limited to real estate commission fees and transfer tax fees for the sale of your residence in New Jersey, moving costs, temporary housing rental fees, legal fees, inspection fees, mortgage financing fees for the purchase of your new residence in proximity to the Company’s headquarters in Columbia, Maryland and applicable gross-up for federal taxes. Any payments or expenses provided in this Section 4(d) will be paid in accordance with Section 7(c). If your employment ends before December 31, 2010 (the “Relocation Repayment Date”) as a result of your resignation or your termination for Cause, you agree to repay a pro rata portion of the relocation expenses, with the proration determined based on the number of days remaining between the date your employment ends and the Relocation Repayment Date as compared with the total number of days between the Effective Date and the Relocation Repayment Date.

2.	Section 7(b) of the Agreement is hereby restated in its entirety to read as follows:

General 409A Principles. For purposes of this Agreement, each amount to be paid or benefit to be provided will be construed as a separate identified payment for purposes of Section 409A, and any payments that are due within the “short term deferral period” as defined in Section 409A will not be treated as deferred compensation unless applicable law requires otherwise. Neither the Company nor you will have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. This Agreement is intended to comply with the provisions of Section 409A and the Agreement will, to the extent practicable, be construed in accordance therewith. Terms defined in the Agreement will have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A. In any event, the Company makes no representations or warranty and will have no liability to you or any other person, other than with respect to payments made by the Company in violation of the provisions of this Agreement, if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section; provided, however, that notwithstanding the foregoing, the Company will indemnify and hold you harmless from the additional tax imposed by Section 409A and any related interest or penalties to the extent any such liabilities are incurred as a direct or indirect result of the application of Treasury Regulation Section 1.409A-3(i)(1)(iv) to amounts due under the Agreement.

IN WITNESS WHEREOF, the Parties have causes this amendment to the Agreement to be duly executed, to be effective as of September 18, 2009.

ARBITRON, INC.		EXECUTIVE

By:	/s/ William T. Kerr	By:	/s/ Michael P. Skarzynski

	William T. Kerr,		Michael P. Skarzynski
Chair of Compensation and Human Resources Committee